UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):May 17, 2018

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York    11021
(Address of principal executive offices)                      (Zip code)

Registrant’s telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

 Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 17, 2018, we entered into separate amendments (each, an “Amendment,” and collectively, the “Amendments”) to the equity distribution agreements dated January 11, 2018 (each, a “Prior Sales Agreement” and collectively, the “Prior Sales Agreements”), with each of Compass Point Research and Trading, LLC, B. Riley FBR, Inc. and BTIG, LLC (each, a “Sales Agent” and collectively, the “Sales Agents”).  Pursuant to the Prior Sales Agreements, each Sales Agent agreed to act as a sales agent in connection with the sale of shares of our common stock, par value $.01 per share (the “Shares”), from time-to-time, through an “at the market” equity offering program.  The Prior Sales Agreements provided for the sale of Shares with an aggregate sales price of $20 million and such agreements, as amended by the Amendments (as so amended, each, a “Sales Agreement,” and collectively, “the Sales Agreements”) (i) increased the aggregate sales price of Shares that may be sold to $30 million.  Since the commencement of our at-the-market equity offering program through May 17, 2018, we sold $3,083,834 in aggregate sales price of Shares and therefore, as of May 17, 2018, after giving effect to the Amendment, we may offer and sell up to an additional $ 26,916,166 in aggregate sales price of Shares.

The sales, if any, of the Shares made under the Sales Agreements will be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended.

The Sales Agreements provide that each Sales Agent will receive from us a commission for its services in acting as sales agent of up to 3.0% of the gross sales price per share of all Shares sold through it as Sales Agent under the applicable Sales Agreement. The Sales Agents are also entitled to reimbursement of their reasonable expenses in an aggregate amount not to exceed $35,000.  We are not obligated to sell any of the Shares under the Sales Agreement, and may at any time suspend solicitation and offers thereunder. The offering of Shares pursuant to any of the Sales Agreements will terminate on the earlier of (1) after giving effect to the Amendment, the sale, pursuant to the Sales Agreements, of Shares having an aggregate offering price of $30 million and (2) the termination of the applicable Sales Agreement by either us or the Sales Agents as permitted therein.

The Shares will be issued pursuant to our shelf registration statement on Post-Effective Amendment  No. 1 to Form S-3 (File No. 333-213162).  Concurrently herewith, we are filing a prospectus supplement (the “Prospectus Supplement”), dated May 17, 2018, with the Securities and Exchange Commission in connection with the offer and sale of the Shares.

In the ordinary course of their business, the Sales Agents and/or their respective affiliates have in the past provided, and may continue to provide, certain commercial banking, financial advisory, investment banking and other services for us for which the Sales Agents and/or their respective affiliates have received and may continue to receive customary fees and commissions.  In addition, the Sales Agents have advised that from time to time, such agents and/or their respective affiliates have in the past effected, and may continue to effect, transactions for their own account or the account of customers, and have held, and may continue to hold, on behalf of themselves or their customers, long or short positions in our equity securities or loans.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any security nor there any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description is qualified in its entirety by reference to the full text of the Prior Sales Agreements, the form of which was filed as Exhibit 1.1 to the Current Report on Form 8-K filed on January 11, 2018, and the Amendment, the form of which is attached as Exhibit 1.2 to this Current Report.  Each of such exhibits is incorporated by reference herein.

Also attached hereto as Exhibit 5.1, and incorporated by reference to the Prospectus Supplement, is the opinion of Dentons US LLP relating to the legality of the Shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

In reviewing the agreement included as an exhibit to this Current Report on Form 8-K, please remember it is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about us or the other party to the agreement. The agreement contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other party to the agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•
were made only as of the date of the agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Description of Exhibit
1.1	Form of Equity Distribution Agreement (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed January 11, 2018).

1.2	Form of Amendment to Equity Distribution Agreement.

5.1	Opinion of Dentons US LLP.

23.1	Consent of Dentons US LLP (included as part of Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

Date: May 17, 2018	By:	/s/ George Zweier
George Zweier,
Vice President and
Chief Financial Officer